Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-219209 and No. 333-225332) pertaining to the 2006 Long-Term Incentive Plan of Delek US Holdings, Inc., the 2016 Long-Term Incentive Plan of Delek US Holdings, Inc., and the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan of our reports dated March 1, 2019, with respect to the consolidated financial statements of Delek US Holdings, Inc., and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Nashville, Tennessee
March 1, 2019